Exhibit 5
June 15, 2009
United Community Banks, Inc.
63 Highway 515
Blairsville, Georgia 30512

Re:	Registration Statement for the United Community Banks, Inc. Profit Sharing Plan
Ladies and Gentlemen:
     We have acted as counsel for United Community Banks, Inc., a Georgia corporation (the “Company”), in the preparation and filing of the Registration Statement of the Form S-8 Registration Statement relating to United Community Banks, Inc. Profit Sharing Plan (the “Plan”) and the proposed offer and sale of an additional 500,000 shares of common stock, par value $1.00 per share, of the Company (the “Common Stock”) pursuant thereto.
     In such capacity, we have examined the originals or copies of such documents, corporate records, certificates of public officials and officers of the Company, and other instruments related to the authorization and issuance of the Common Stock as we deemed relevant or necessary for the opinion expressed herein. In all such examinations, we have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to us as certified, conformed or photographic copies, and as to certificates of public officials, we have assumed the same to have been properly given and to be accurate.
     Based on and subject to the foregoing, it is our opinion that the Plan, and the additional 500,000 shares of Common Stock that may be awarded and issued pursuant to and in accordance with the provisions thereof, have been duly authorized by appropriate corporate actions and approved by the Board of Directors and shareholders of the Company, and that the shares, when issued in accordance with the terms and conditions of the Plan, will be validly issued, fully paid and nonassessable.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and any amendments thereto.

KILPATRICK STOCKTON LLP
By:	/s/ James W. Stevens
James W. Stevens, a Partner